Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-63740 of Powell Industries, Inc. (the “Company”) on Form S-8 of our report dated December 19, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph related to the change in the composition of the Company’s reportable segments and an emphasis paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Powell Industries, Inc. for the year ended October 31, 2003.

DELOITTE & TOUCHE LLP

Houston, Texas
October 29, 2004